Agreement

Between

Mr. Jesko Beck, Rue du Littoral 18, 2025 Chez le Bart, Switzerland

and

Exploration Drilling International Inc., Mendelstraße 11, Technologiehof, D-48149 Münster, Germany

1. Mr. Beck agrees to provide Exploration Drilling International Inc. (“EDI”) with public relations services, especially spreading EDI-Story to editors of stock and money news-letters in Europe (written and mailer – based). Mr. Beck will also contact potential European private and institutional investors about EDI. When providing these services, Mr. Beck agrees not to contact any US persons, including, but not limited to, citizens of the United States and individuals, companies or other entities resident in the United States.

2. Mr. Beck agrees to provide the services to be performed by him under this Agreement for a period ending on February 28, 2009.

3. Mr. Beck agrees that the services to be performed by him under this Agreement will be performed in compliance with all applicable securities and other laws. Notwithstanding the generality of the preceding sentence, Mr. Beck agrees not to:

(a) make use of spam e-mails or spam faxes or any other improper promotional methods or activities, and shall not engage any subcontractor who conducts, or is otherwise involved in, such activities; and

(b) distribute any materials or make any representations about EDI, its business or its prospects, other than as set out in EDI’s public filings made with the United States Securities and Exchange Commission, without EDI’s prior written approval.

4. In exchange for Mr. Beck’s services, EDI will issue 250,000 shares of its common stock to Mr. Beck, and share purchase warrants to purchase an aggregate of 250,000 additional shares of EDI’s common stock at a price of $0.25 per share for a period ending on February 28, 2009.

5. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding agreements, correspondence or offers are expressly superseded and terminated by this Agreement.

6. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

This Agreement is dated effective as of February 13, 2008

EXPLORATION DRILLING
INTERNATIONAL INC.

/s/ Jesko Beck	/s/ Günter Thiemann
JESKO BECK	GÜNTER THIEMANN
Chief Financial Officer